Exhibit 2.3

EXECUTION COPY

VOTING AND POST-CLOSING LOCK-UP AGREEMENT

VOTING AND POST-CLOSING LOCK-UP AGREEMENT, dated as of October 17, 2012 (this “Agreement”), by and among BioCryst Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Presidio Pharmaceuticals, Inc., a Delaware corporation (the “Company“), and each of the individuals or entities listed on Schedule 1 (the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, S Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Shareholder Representative Services LLC, in its capacity as Holder Representative, are entering into a Merger Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, subject to the terms and conditions of the Merger Agreement, the aggregate merger consideration (“Merger Consideration”) shall equal a number of shares of Parent common stock, par value $0.01 per share (the “Parent Common Stock”), equal to 24,500,000 less the Investor Stock Amount (as defined in the Merger Agreement), subject to adjustment as set forth in the Merger Agreement, and each outstanding share of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), each outstanding share of the Company’s preferred stock, par value $0.0001 per share (the “Company Preferred Stock”) and each Company option will be converted into the right to receive a portion of the Merger Consideration, as set forth in the Merger Agreement;

WHEREAS, Parent and certain shareholders of the Company (the “Investors”) have entered into an Investor Financing Agreement (the “Investor Financing Agreement”), pursuant to which the Investors have agreed to purchase from Parent, and Parent has agreed to sell to the Investors in an offering registered with the SEC, a number of shares of Parent Common Stock, as determined in accordance with the definition of the term “Purchased Shares” set forth in the Investor Financing Agreement (the “Investor Financing”);

WHEREAS, as of the date hereof, each Stockholder is a Beneficial Owner (as defined below) and the owner of record of the shares of Company Common Stock and Company Preferred Stock set forth opposite such Stockholder’s name under the heading “Existing Shares” on Schedule 1 (all such shares, such Stockholder’s “Existing Shares”), and of the Bridge Loan Notes set forth opposite such Stockholder’s name under the heading “Existing Notes” on Schedule 1 (all such Bridge Loan Notes, such Stockholder’s “Existing Notes”);

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement and the Investor Financing Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as defined herein) set forth herein; and

WHEREAS, the Company’s Board of Directors has, upon the terms and subject to the conditions set forth herein, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the adoption of the Merger Agreement by the Company’s stockholders in accordance with the Delaware General Corporation Law (as amended from time to time, the “DGCL”), as well as all other applicable Laws, and the Company’s Governing Documents.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized and other defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that the Company shall not be deemed an Affiliate of the Stockholder.

“Affiliated Business Entity” of a person means a corporation, partnership, joint venture or limited liability corporation that directly, or indirectly through one or more intermediaries, is under “common control” with the person specified. “Control” shall have the meaning set forth in Rule 405 under the Securities Act of 1933.

“Approval A” has the meaning ascribed to it in the definition of Company Stockholder Approval.

“Approval B” has the meaning ascribed to it in the definition of Company Stockholder Approval.

“Approval C” has the meaning ascribed to it in the definition of Company Stockholder Approval.

“Approval D” has the meaning ascribed to it in the definition of Company Stockholder Approval.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“Company Stockholder Approval” means (i) the approval and adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Preferred Stock and Company Common Stock, voting together as a single class (with the Company Preferred Stock voting on an as-converted basis) (“Approval A”), (ii) the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the affirmative vote of the holders of at least sixty percent (60%) of the then-outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a class (“Approval B”), (iii) the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Preferred Stock, voting together as a single class with each share of outstanding Company Preferred Stock entitled to a single vote (“Approval C”), and (iv) the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock (“Approval D”).

“Company Stockholders Meeting” means a meeting of the Company’s stockholders called for the purpose of obtaining the Company Stockholder Approval;

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Notes” means the Stockholder’s Existing Notes, together with any Bridge Loan Notes that the Stockholder has or acquires Beneficial Ownership of on or after the date hereof.

“Covered Shares” means the Stockholder’s Existing Shares, together with any shares of Company Common Stock or Company Preferred Stock or other voting capital stock of the Company and any shares of the Company Common Stock or Company Preferred Stock issued or issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or Company Preferred Stock (including the Covered Notes) or other voting capital stock of the Company that the Stockholder has or acquires Beneficial Ownership of on or after the date hereof.

“Dispose” or “Disposition” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any Contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge,

Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) provided that, for avoidance of doubt, holding Covered Shares in a marginable brokerage account does not in and of itself constitute an Encumbrance or pledge.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.

“Expiration Date” shall mean the date that the earlier of the date (i) the Merger Agreement is consummated, or (ii) is terminated in accordance with Article 8 of the Merger Agreement.

“Immediate Family Member” of a security holder means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such security holder, and any person (other than a tenant or employee) sharing the household of such security holder.

“Issued Shares” shall mean the Parent Common Stock acquired by the Stockholder at the Closing, including the Parent Common Stock acquired under the Investor Financing Agreement.

“Note Conversion Agreement” shall mean the Note Conversion and Warrant Termination Agreement dated as of October 17, 2012 by and among the Company and certain holders of the Existing Notes.

“Permitted Disposition” means a Disposition of Covered Shares or Covered Notes by the Stockholder to an Affiliate of the Stockholder, provided that, (i) such Affiliate shall remain an Affiliate of the Stockholder at all times following such Disposition, and (ii) prior to the effectiveness of such Disposition, such transferee executes and delivers to Parent a written agreement, in form and substance acceptable to Parent, to assume all of the Stockholder’s obligations hereunder in respect of the securities subject to such Disposition and to be bound by the terms of this Agreement, with respect to the securities subject to such Disposition, to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as the Stockholder shall have made hereunder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Side Agreement” shall mean the Side Agreement to the Investor Financing Agreement dated as of October 17, 2012 by and among the Company and the Company investors parties to the Investor Financing Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

ARTICLE II

VOTING

2.1. Agreement to Vote.

(a) Shares. Each Stockholder hereby irrevocably and unconditionally agrees that until the Expiration Date, at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, each Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum;

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (A) in favor of the approval and/or adoption of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by the Parent in furtherance of the foregoing; (B) in favor of each approval or matter constituting or contemplated by the Company Stockholder Approval, whether such approval is required under the Company’s Governing Documents, under Section 251 of the DGCL or under applicable California law and whether each matter is presented separately or together; (C) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and (D) against any Takeover Proposal and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of its obligations under this Agreement, including (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (2) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries or (3) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except, in the case of clauses (A) through (D), if expressly contemplated or permitted by the Merger Agreement or approved by Parent;

(iii) If the Stockholder holds or Beneficially Owns Company Preferred Stock, simultaneously with the approval required by Section 2.1(a)(ii)(A), vote or approve in writing (which may be made as part of the actions required by Section 2.1(a)(ii)(A)) the Merger and the transactions contemplated by the Merger Agreement as an “Approved Transaction” within the meaning of such term pursuant to the Third Amended and Restated Voting Agreement, dated December 15, 2011, between the Company and parties listed therein (the “Company Voting Agreement”) and specify in writing that the Drag-Along Right (the “Drag-Along Right”) set forth in Section 4 of the Company Voting Agreement will apply to the Merger and the transactions contemplated by the Merger Agreement, and cause the Company to take all actions necessary to trigger compliance by the Company and the Parties to the Company Voting Agreement with the Drag-Along Right; and

(iv) If the aggregate number of shares of Company Common Stock voted in favor of the adoption and approval of the Merger Agreement and approval of the Merger at the Company Stockholder Meeting (whether in person or by proxy) or with respect to which a written consent is delivered does not equal at least a majority of the outstanding shares of Company Common Stock, then the Stockholders that hold or Beneficially Own Company Preferred Stock collectively shall convert into Company Common Stock that number of shares of Company Preferred Stock required to obtain such majority. Unless the Stockholders that hold or Beneficially Own Company Preferred Stock agree among themselves on the number of shares of Company Preferred Stock each Stockholder will convert into Company Common Stock, each Stockholder that holds shares of Series B Preferred Stock shall convert fifteen percent (15%) of the shares of Series B Preferred Stock it holds or Beneficially Owns into Company Common Stock.

(b) Notes. Each Stockholder that holds or Beneficially Owns Bridge Loan Notes irrevocably and unconditionally, in its capacity as a holder of Bridge Loan Notes:

(i) adopts and approves the Merger Agreement and adopts and approves the Merger and all other transactions contemplated by the Merger Agreement, including, without limitation, the distribution of the Merger Consideration (as defined in the Merger Agreement) to the holders of Bridge Loan Notes and equity holders of the Company in accordance with the provisions of the Merger Agreement, such adoption and approval constituting “approval” under Section 8(a) of the Company Note Purchase Agreement;

(ii) agrees that until the Company Stockholder Approval has been obtained, it will not (A) acquire any shares of the Company’s Series C Preferred Stock, Series C-1 Preferred Stock or Series B-1 Preferred Stock or (B) elect to convert any Bridge Loan Note held or Beneficially Owned into shares of Series C Preferred Stock, Series C-1 Preferred Stock or Series B-1 Preferred Stock; and

(iii) agrees that prior to the Effective Time, but not before the Company Stockholder Approval has been obtained, it will elect to convert the outstanding principal amount of each Bridge Loan Note held or Beneficially Owned into shares of Company Preferred Stock on the terms and conditions set forth in the Bridge Loan Note and the Note Conversion Agreement.

The obligations of each Stockholder specified in this Section 2.1 shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof) at any time.

2.2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, the Company Voting Agreement and the Side Agreement, the Stockholder (a) has not entered into, and shall not enter into at any time prior to the Expiration Date, any voting agreement or voting trust with respect to the Covered Shares or Covered Notes, (b) has not granted, and shall not grant at any time prior to the Expiration date, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares or Covered Notes and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement. Each Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Covered Shares, if any, are not irrevocable and the Stockholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Stockholder’s Covered Shares and Covered Notes; provided that any proxies, powers of attorney, instructions or other requests given by the Stockholder pursuant to the Company Voting Agreement or Company Investor Agreement shall not be deemed to have been revoked, but shall be deemed to be suspended, in favor of this Agreement and the proxy granted by the Stockholder herein, during the term of this Agreement with respect to any vote, consent or matter contemplated by this Agreement.

2.3. Proxy. The Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Jon P. Stonehouse and Alane Barnes, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Grantees”), each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares in accordance with Sections 2.1(a) prior to the Expiration Date at any annual or special meetings of stockholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1(a) is to be considered; provided however, that the Stockholder’s grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, the Stockholder has not delivered to the Secretary of the Company at least ten business days prior to the meeting at which any of the matters described in Section 2.1(a) is to be considered a duly executed irrevocable proxy card previously approved by Parent directing that the Covered Shares be voted in accordance with Section 2.1(a). This proxy is coupled with an interest, was given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the Expiration Date, at which time any such proxy shall terminate. Each Stockholder (solely in its capacity as such) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to a Stockholder at any time at its sole election by written notice provided to the Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of Each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

(b) Ownership. The Stockholder’s Existing Shares and Existing Notes are, and all of the Covered Shares and Covered Notes owned by the Stockholder from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by the Stockholder. The Stockholder has good and valid title to the Stockholder’s Existing Shares and Existing Notes, free and clear of any Encumbrances other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Company Common Stock or Company Preferred Stock Beneficially Owned or owned of record by the Stockholder and the Stockholder’s Existing Notes constitute all of the Bridge Loan Notes Beneficially Owned or owned of record by the Stockholder. The Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and Existing Notes and with respect to all of the Covered Shares and Covered Notes owned by the Stockholder at all times through the Closing Date.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Stockholder or by which any of its assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder and/or any of its assets or properties is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filings of any reports with the Securities and Exchange Commission.

(e) Absence of Litigation. As of the date hereof there is no Action pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder, other than those described in the Merger Agreement.

(g) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement and the Investor Financing Agreement in reliance upon the execution and delivery of this Agreement by the Stockholder and the representations and warranties of the Stockholder contained herein. The Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby and the Investor Financing Agreement governs the terms of the Investor Financing and the other transactions contemplated thereby.

3.2. Representations and Warranties of the Company.

(a) Drag-Along Right. The Company Voting Agreement is in full force and effect and has not been amended in a manner that is detrimental to Parent’s interests, including Parent’s interest in obtaining the Company Stockholder Approval. There is no agreement or understanding that would prevent or disable the effectiveness of the Drag-Along Right or restrict the Stockholder’s ability to exercise the Drag-Along Right. The Company has obtained the Senior Preferred Director Approval, which, together with the approval of the Merger Agreement by the aggregate number of Covered Shares Beneficially Owned or held by the Stockholders, will trigger the Drag-Along Right, including obligating the Company to provide the Drag-Along Notice (as defined in the Company Voting Agreement) (the “Drag-Along Notice”). The Merger is an “Approved Transaction,” as defined in the Company Voting Agreement, and the Stockholders constitute the “Requisite Holders” for purposes of Section 4.2 of the Company Voting Agreement. Holders of the Company’s Common Stock that are parties to the Company’s Voting Agreement and subject to and bound by the Drag-Along Right hold and Beneficially Own voting power with respect to not less than two-thirds (2/3) of the outstanding Company Common Stock. None of the Merger or the transactions contemplated by the Merger Agreement will fall under any of the exceptions to the Drag-Along Right set forth in Section 4.4 of the Company Voting Agreement. Upon the exercise of the Drag-Along Right by the Stockholders, as set forth in Section 2.1(a)(iii), the Company shall provide the Drag-Along Notice to the holders of the Company’s Common Stock.

(b) Company Stockholder Approval. The Stockholders Beneficially Own or own of record, in the aggregate, at least (A) 60% of the outstanding shares and 60% of the aggregate voting power of the Company’s Preferred Stock, (B) 60% of the outstanding shares and 60% of the aggregate voting power of the Company’s Series B Preferred Stock and of the Company’s Series B-1 Preferred Stock (and this clause (B) would remain true even giving effect to the conversion of 15% of the Company’s Series B Preferred Stock as per Section 2.1(a)(iv) above) and (C) 60% of the outstanding principal amount and 60% of the aggregate voting power of each series of Bridge Loan Notes. The Covered Shares Beneficially Owned or held by the Stockholders collectively represent sufficient voting power to obtain, and will have the effect of assuring the receipt of, Approval A, Approval B and Approval C, and to cause the Drag-Along Right to be triggered, in each case without the vote or consent of any other security holders of the Company. The Covered Shares Beneficially Owned or held by the Stockholders, together with the shares of Company Common Stock subject to the Drag-Along Right, represents sufficient voting power to obtain, and will have the effect of assuring receipt of, Approval D. Accordingly, assuming compliance by the Stockholders with Article 2 hereof, receipt of the Company Stockholder Approval is assured.

(c) Reliance by Parent. The Company understands and acknowledges that Parent is entering into the Merger Agreement and the Investor Financing Agreement in reliance upon the execution and delivery of this Agreement by the Company and the representations and warranties of the Company contained herein. The Company understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby and the Investor Financing Agreement governs the terms of the Investor Financing and the other transactions contemplated thereby.

3.3. Representations and Warranties of Parent. Parent hereby represents and warrants that it has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

ARTICLE IV

OTHER COVENANTS

4.1. Prohibition on Disposition; Other Actions. Until the Company Stockholder Approval has been obtained and except as set forth in the Side Agreement and Note Conversion Agreement, each Stockholder shall not (a) Dispose of any of the Covered Shares or Covered Notes, or Beneficial Ownership thereof, or any other interest therein unless such Disposition is a Permitted Disposition; (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Disposition in violation of this provision shall be void ab initio.

4.2. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock or Company Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3. No Solicitation; Support of Takeover Proposals.

(a) Each Stockholder agrees that prior to the Expiration Date, none of such Stockholder, any of its Subsidiaries or Affiliates (nor any of its and their respective Representatives) shall, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage or facilitate, any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with or otherwise cooperate with, any Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Person in favor of the Stockholders and relating to the Company or any of its Subsidiaries, (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Governing Documents of the Company, as applicable, restricting “business combinations” with “interested stockholders” that would otherwise apply, inapplicable to any transactions contemplated by a Takeover Proposal or (v) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.3(a) by any Representative of a Stockholder or any of its Subsidiaries or Affiliates shall be a breach of this Section 4.3(a) by such Stockholder.

Each Stockholder and its Subsidiaries and Affiliates, and its and their respective directors and officers (and other Representatives), shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal.

(b) Parent acknowledges that the Stockholder has entered into this Agreement solely in its capacity as the record and/or Beneficial Owner of the Covered Shares and Covered Notes (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). Nothing in this Section 4.3 shall prevent, prohibit or limit the ability of any Stockholder, or any Affiliate of any Stockholder, who is a director or officer of the Company to act in his or her capacity as such.

4.4. Notice of Acquisitions. The Stockholder or the Company shall notify Parent as promptly as practicable (and in any event within 48 hours after receipt) orally and in writing of (i) the number of any additional shares of Company Common Stock or Company Preferred Stock, Bridge Loan Notes or other securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof.

4.5. Waiver of Notice of Merger. Each Stockholder, both in its capacity as a holder of Company Preferred Stock and Bridge Loan Notes, waives (on the Stockholder’s own behalf and on behalf of the Stockholder’s successors, transferees and assigns and on behalf of all other holders of the Company’s capital stock and Bridge Loan Notes) all notices of the Merger that may be required by the Company’s Governing Documents and any other notice which the Stockholder may be entitled to pursuant to any agreement among the Company and any or all of the holders of Company Common Stock, Company Preferred Stock or Bridge Loan Notes.

4.6. Termination of Company Agreements. Immediately prior to the Effective Time, the Company and each Stockholder shall take all actions required of the Company or such Stockholder to terminate the Company Investor Agreement, Company Voting Agreement and Company ROFR Agreement and to cancel and extinguish all rights granted pursuant to such agreements.

4.7. Post-Closing Lock-Up.

(a) During the period beginning on the Closing Date and ending (1) 90 days following the Closing Date, no Stockholder may, directly or indirectly, Transfer in excess of 25% of the total number of Restricted Securities held by such Stockholder on the Closing Date, (2) 120 days following the Closing Date, no Stockholder may, directly or indirectly, Transfer (cumulatively, including amounts Transferred pursuant to clause (1) of this sentence) in excess of 50% of the total number of Restricted Securities held by such Stockholder on the Closing Date and (3) 150 days following the Closing Date, no Stockholder may, directly or indirectly, Transfer (cumulatively, including amounts Transferred pursuant to clauses (1) and (2) of this sentence) in excess of 75% of the total number of Restricted Securities held by such Stockholder on the Closing Date. Except as provided in this Section 4.7(a), during the 180-day period following the Closing Date, no Stockholder may, directly or indirectly, (i) offer, sell, contract to sell, lend, encumber, pledge, donate or otherwise dispose of or transfer any Issued Shares issued to such Stockholder pursuant to the Merger Agreement or the Investor Financing Agreement or any securities received as a distribution thereon or otherwise with respect thereto (collectively,

“Restricted Securities”) or (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Restricted Securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by the delivery of shares of Company Common Stock or other securities, in cash or otherwise (any of the foregoing, a “Transfer”). Following the 180-day anniversary of the Closing Date, all or any portion of the Restricted Securities may be Transferred by a Stockholder without restriction under this Section 4.7(a). Anything to the contrary notwithstanding, (i) any Stockholder may sell or otherwise transfer any shares of Parent Common Stock to an Immediate Family Member, to a trust for the benefit of such family member or to such Stockholder’s heirs after the Closing; (ii) any Stockholder that is a partnership or limited liability company may transfer shares of Parent Common Stock to one or more partners, members or Affiliated Business Entities after the Closing; (iii) any Stockholder that is a trust may transfer shares of Parent Common Stock after the Closing to the beneficiary of the trust upon the trust’s maturity; and (iv) any Stockholder may transfer shares of Parent Common Stock to another Stockholder after the Closing, in each case subject to compliance with applicable Law; provided, that each transferee agrees in writing to be bound by all of the provisions of this Section 4.7(a).

(b) Following the Closing Date, the Board of Directors of Parent may waive any of the restrictions set forth in Section 4.7(a); provided, however, that such waiver shall apply to all Stockholders pro rata with such Stockholder’s ownership of the Issued Shares

(c) Each Stockholder understands that Parent, in Parent’s sole discretion, may require that the Issued Shares bear a legend or other restriction substantially to the following effect (it being agreed that if the Issued Shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE VOTING AND POST-CLOSING LOCK-UP AGREEMENT, DATED AS OF OCTOBER 17, 2012, AMONG BIOCRYST PHARMACEUTICALS, INC. AND THE STOCKHOLDERS LISTED ON SCHEDULE 1 OF SUCH AGREEMENT.”

4.8. Further Assurances. From time to time, at Parent’s reasonable request and without further consideration, the Stockholder shall cooperate with Parent in making all filings and obtain all consents of Governmental Entities and third parties and execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, the Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Registration Statement or the Proxy Statement/Prospectus the Stockholder’s identity and ownership of the Covered Shares and Covered Notes and the nature of the Stockholder’s obligations under this Agreement.

4.9. Issuance of Series C Preferred Stock. Until the Company Stockholder Approval has been obtained, the Company shall not issue any (i) shares of Series C Preferred Stock, Series C-1 Preferred Stock or Series B-1 Preferred Stock, except pursuant to the conversion of Bridge Loan Notes outstanding as of the date of this Agreement or Bridge Loan Notes issued to the Stockholders after the date of this Agreement, or (ii) Bridge Loan Notes or any other security convertible into Series C Preferred Stock or Series C-1 Preferred Stock, except for Bridge Loan Notes issued to the Stockholders; provided, however, that the Company may issue Bridge Loan Notes or other securities convertible into, Series C Preferred Stock and Series C-1 Preferred Stock if the aggregate value of the Bridge Loan Notes or the shares of Series C Preferred Stock and Series C-1 Preferred Stock issued would not exceed $5,000,000 immediately following such issuance.

4.10. Company Voting Agreement. The Company and the Stockholders agree not to change, amend, modify or waive a provision of the Company Voting Agreement in a manner detrimental to Parent’s interests, including Parent’s interest in the Company Stockholder Approval being satisfied.

4.11. Company Drag-Along Notice. Upon receipt of the Senior Preferred Director Approval and the approval of the Stockholders with respect to the Merger, the Company shall promptly (and in any event within 48 hours after receipt of such approvals) provide the Drag-Along Notice to holders of the Company’s Common Stock.

ARTICLE V

MISCELLANEOUS

5.1. Termination. This Agreement shall remain in effect until the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) 180 days following the Closing Date. The foregoing notwithstanding, the provisions of this Section 5.1 and of Section 5.2 and Sections 5.4 through 5.12 shall survive any termination of this Agreement without regard to any temporal limitation. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve (A) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, or (B) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Stockholder from any liability arising out of or in connection with a breach of this Agreement. In particular, without limitation, the liability of each Stockholder for damages and losses suffered by Parent as a consequence of any breach by the Stockholder shall not be extinguished by the payment or the coming due of the Parent Termination Fee (as this term is defined in the Merger Agreement).

5.2. No Ownership Interest. Each Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares or Covered Notes. All rights, ownership and economic benefits of and relating to the Covered Shares and Covered Notes shall remain vested in and belong to the Stockholders, and nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of the Covered Shares or Covered Notes. Without limiting the generality of the previous sentence, the Stockholder shall be entitled to receive any cash dividend paid by the Company with respect to the Covered Shares or cash interest paid by the Company with respect to the Covered Notes during the term of this Agreement. Nothing in this Agreement shall be interpreted as (i) obligating a Stockholder to exercise or convert any warrants, options or convertible securities or otherwise to acquire Company Common Stock or (ii) creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.

5.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent to:

BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd. Suite 200
Attention: Alane Barnes, General Counsel
Facsimile: (919) 859-1314
Email: abarnes@biocryst.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Mark Gordon
Facsimile:	(212) 403-2000
Email:	mgordon@wlrk.com

(b) if to the Stockholders, to each Stockholder’s address, as set forth on
Schedule 1

(c) if to the Company, to:

Presidio Pharmaceuticals, Inc.
c/o Ventures West
Attn: Kenneth Galbraith
Suite 400 – 999 W. Hastings Street
Vancouver, BC
V6C 2W2
CANADA
Facsimile: (604) 687-2145

with a copy (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention:	Mark Weeks
Facsimile:	(650) 618-2034

5.4. Interpretation; Definitions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Capitalized terms used herein that are not otherwise defined herein are used as defined in the Merger Agreement as in effect on the date hereof.

5.5. Counterparts. This Agreement may be executed by facsimile or other image scan transmission and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.6. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b) Exclusive Jurisdiction. Each of the parties hereby agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, the documents referred to in this Agreement, or any of the transactions contemplated thereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”), shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and the appropriate appellate courts therefrom (the “Chancery Court”), and in no other; provided, however, that in the event the Chancery Court determines that it lacks subject matter jurisdiction over a Covered Claim, such claim shall be heard and determined exclusively in another state or federal court sitting in the state of Delaware and the appropriate appellate courts therefrom (an “Other Delaware Court”). Each of the parties expressly agrees and acknowledges that the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) is an appropriate and convenient forum for resolution of any and all Covered Claims, that it will not suffer any undue hardship or inconvenience if required to litigate in such court, and that such court is fully competent and legally capable of adjudicating any Covered Claim. Each party further represents that it has agreed to the jurisdiction of the Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court), in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and laws applied in such courts and has not relied on any representation by any other party or its affiliates, representatives or advisors as to the content, scope or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction.

(c) Personal Jurisdiction. Each of the parties hereby irrevocably submits, for itself and in respect to its Affiliates and properties, generally and unconditionally, to the exclusive personal jurisdiction of the Chancery Court and Other Delaware Courts in respect of Covered Claims. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. In addition, Parent consents to service of process upon Parent by mailing or delivering such service to its agent, Corporation Service Company (the “Service Agent”), authorizes and directs the Service Agent to accept such service, and shall take all such action as may be necessary to continue such appointment in full force and effect or to appoint another agent so that it will at all times have an agent for service of process for the foregoing purposes in the State of Delaware.

(d) Covenants. Each of the parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from the Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court), as a defense, counterclaim or otherwise, in any action involving a Covered Claim, (a) the defense of sovereign immunity, the defense that any Covered Claim or remedy with respect thereto is within the exclusive jurisdiction of a court outside the state of Delaware, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 5.7, (c) that it or its Affiliates or property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the suit, action or proceeding is not maintainable in such court, (iii) the venue of such suit, action or proceeding is improper or inappropriate and (iv) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties further hereby irrevocably waives, and agrees not to attempt to assert, by way of motion or other request in any other court of other forum, that a judgment entered by the Chancery Court or any Other Delaware Court, including a judgment for specific performance, is not enforceable in such other court or forum. The parties agree that a final judgment in respect of any Covered Claim of the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(e) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7(e).

5.8. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent, the Company and the Stockholders. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party.

5.9. Remedies.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court (or, if and only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each of the parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from the Chancery Court or any Other Delaware Court, as a defense, counterclaim or otherwise, in any action involving a Covered Claim, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy. Any requirements for the securing or posting of any bond with such remedy are waived. Without limiting the generality of the foregoing, the parties agree that Parent shall be entitled to specific performance against the Stockholder of its obligations to abide by the covenants and obligations with respect to the Covered Shares and Covered Notes set forth herein.

5.10. Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.11. Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Disposition or a Disposition of Covered Shares or Covered Notes permitted by the proviso contained in Section 4.1(a), neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.12. Holders of Common Stock. Anything to the contrary notwithstanding, the representations, warranties and obligations of the Stockholders in this Agreement with respect to Company Preferred Stock shall not be applicable to a Stockholder that does not own Company Preferred Stock as of the date hereof and does not acquire any Company Preferred Stock prior to Closing.

INDEX OF DEFINED TERMS

Page
Affiliate	2
Affiliated Business Entity	2
Agreement	1
Approval A	2
Approval B	2
Approval C	2
Approval D	2
Beneficial Owner	2

Beneficial Ownership	2
Beneficially Own	2
Beneficially Owned	2
Chancery Court	17
Company	1
Company Common Stock	1
Company Preferred Stock	1
Company Stockholder Approval	2
Company Stockholders Meeting	3
Company Voting Agreement	6
control	3
controlled by	3
Covered Claim	17
Covered Notes	3
Covered Shares	3
DGCL	2
Dispose	3
Disposition	3
Drag-Along Notice	9
Drag-Along Right	6
Encumber	4
Encumbrance	4
Existing Notes	1
Existing Shares	1
Expiration Date	4
Grantees	7
Immediate Family Member	4
Investor Financing	1
Investors	1
Issued Shares	4
Merger Agreement	1
Merger Consideration	1
Merger Sub	1
Note Conversion Agreement	4
Other Delaware Court	17
Parent	1
Parent Common Stock	1
Permitted Disposition	4
Person	4
Representatives	5
Restricted Securities	12
Service Agent	17
Side Agreement	5
Stockholders	1
Subsidiary	5
under common control with	3

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ John P. Stonehouse
	Name:	John P. Stonehouse
	Title:	President & Chief Executive Officer

PRESIDIO PHARMACEUTICALS, INC.

By:	/s/ H. Daniel Perez
	Name:	H. Daniel Perez
	Title:	Chief Executive Officer and President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

BAKER BROS. INVESTMENTS II, L.P.
By:	BAKER BROS. ADVISORS, LLC, Management Company and Investment Adviser to BAKER BROS. INVESTMENTS II, L.P., pursuant to authority granted by Baker Bros. Capital, L.P., general partner to BAKER BROS. INVESTMENTS II, L.P., and not as the general partner

By:	/s/ Scott Lessing
	Name:	Scott Lessing
	Title:	President

BAKER BROTHERS LIFE SCIENCES, L.P.
By:	BAKER BROS. ADVISORS, LLC, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life

14159, L.P.
By:

BAKER BROS. ADVISORS, LLC,

management company and investment adviser to 14159, L.P., pursuant to authority granted to it by 14159 Capital, L.P., general partner to 14159, L.P., and not as the general partner

By:	/s/ Scott Lessing
	Name:	Scott Lessing
	Title:	President

667, L.P.
By:	BAKER BROS. ADVISORS, LLC, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner

By:	/s/ Scott Lessing
	Name:	Scott Lessing
	Title:	President

[Stockholder Signature Pages to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

PANORAMA CAPITAL, L.P.
By:	Panorama Capital management, LLC, its General Partner

By:	/s/ Rod Ferguson
	Name:	Rod Ferguson, J.D., Ph.D.
	Title:	Managing Director

[Stockholder Signature Pages to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

BAY CITY CAPITAL FUND IV, L.P.
By:	Bay City Capital Management IV, LLC, its general partner
By:	Bay City Capital LLC, its Manager

By:	/s/ Fred Craves
	Name:	Fred Craves
	Title:	Manager and Managing Director

BAY CITY CAPITAL FUND IV CO-INVESTMENT FUND, L.P.
By:	Bay City Capital Management IV, LLC, its general partner
By:	Bay City Capital LLC, its Manager

By:	/s/ Fred Craves
	Name:	Fred Craves
	Title:	Manager and Managing Director

[Stockholder Signature Pages to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

VENTURES WEST 8 LIMITED PARTNERSHIP
By:	Ventures West 8 Management Ltd.
its general partner

By:	/s/ Ken Galbraith
	Name:	Ken Galbraith
	Title:	General Partner

[Stockholder Signature Pages to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

NEW LEAF VENTURES II, L.P.
By:	New Leaf Venture Associates II, L.P.
its General Partner
By:	New Leaf Venture Management II, L.L.C.
its General Partner

By:	/s/ Srinivas Akkaraju
	Name:	Srinivas Akkaraju
	Title:	Managing Director

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

By:	/s/ Richard J. Colonno
	Name:	Richard J. Colonno, Ph.D.

By:	/s/ Leo Redmond
	Name:	Leo Redmond

[Stockholder Signature Pages to Voting Agreement]